Exhibit 99.1

LENSAR® AND PDL BIOPHARMA COMPLETE STRATEGIC FINANCIAL
RESTRUCTURING OF LENSAR

Debt-to-Equity Conversion Plan with PDL BioPharma, Inc., Strengthens Company’s Balance Sheet to Support Leadership Position in Refractive Cataract Surgery

Orlando, FLA., and Incline Village, NV, May 11, 2017 - LENSAR, Inc. (LENSAR), a global leader in next generation femtosecond laser technology for refractive cataract surgery, and PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the completion of LENSAR’s financial restructuring with a court-approved exit plan finalized on May 11, 2017. As part of the plan, PDL will convert most of its debt to an equity ownership position. LENSAR will become a wholly-owned subsidiary of PDL, and PDL will begin to consolidate LENSAR’s financial statements.

With the debt reduction, the LENSAR company balance sheet is significantly strengthened and, under PDL’s new ownership, LENSAR is well positioned to support its future growth and continued leadership in the femtosecond laser assisted refractive cataract surgery sector. The reorganization agreement was confirmed by the bankruptcy court in Wilmington, Delaware.

“This process has been necessary to achieve the full potential of our femtosecond technology and continue to deliver best-in-class service to our customers and their refractive cataract patients,” said Nicholas Curtis, chief executive officer of LENSAR. “Importantly, our focused efforts have achieved this successful end-goal on schedule. We are extremely pleased with this outcome and look forward to continuing our strong partnership with PDL.”

Since announcing the reorganization under Chapter 11 in December 2016, LENSAR has maintained its normal business operations, including the commercial roll out in January 2017 of LENSAR’s third system upgrade in less than two years. Most recently, LENSAR announced the FDA clearance of data integration to the LENSAR® Laser System with Streamline III™ from the popular Pentacam® tomographers from OCULUS.

“PDL Biopharma remains committed to the success of LENSAR and its promising refractive cataract technology,” said John P. McLaughlin, president and chief executive officer of PDL. “Working closely with the team at LENSAR, we have supported operations at an optimal level throughout this process. Consequently, important service, manufacturing and regulatory milestones have been achieved, positioning the company for success moving forward.”

About LENSAR, Inc.
LENSAR, Inc., is a global leader in next generation femtosecond cataract laser technology for refractive cataract surgery. The LENSAR Laser System with Streamline III offers cataract surgeons automation and customization for their astigmatism treatment planning and other essential steps of the refractive cataract surgery procedure with the highest levels of precision, accuracy, and efficiency. These features assist surgeons in managing astigmatism treatment for optimal overall visual outcomes.

The LENSAR Laser System has been cleared by the U.S. Food and Drug Administration for anterior capsulotomy, lens fragmentation, and corneal and arcuate incisions. For other indications, it is an investigational device limited by U.S. law to investigational use only. For more information, please visit www.lensar.com.

About PDL BioPharma Inc.
PDL BioPharma (NASDAQ: PDLI) seeks to optimize its return on investments so as to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In late 2012, PDL began providing alternative sources of capital through royalty monetization and debt facilities and in 2016, began making equity investments in commercial stage companies. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.

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LENSAR Contact Information
Lisa Spicer
818-785-5287
lisa@engagedcommunication.net

PDL BioPharma Contact Information
Peter Garcia
775-832-8500
Peter.garcia@pdl.com